UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2006

1-800 CONTACTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23633	87-0571643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 E. Wadsworth Park Drive, Draper, UT		84020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 316-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Incentive Stock Grants to the Board of Directors

On March 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of 1-800 CONTACTS, INC. approved a long term incentive plan (the “LTIP”). Pursuant to the LTIP, the Company authorized and granted a total of 50,000 restricted shares for incentive stock grants to its five independent Directors. These grants will vest over three years, which vesting will be accelerated upon a change in control of the Company. The closing stock price on the March 27, 2006, grant date was $13.14 per share.

For a complete description of all the terms and conditions of the LTIP as applicable to the Board of Directors, please see the form of Restricted Stock Agreement (for Board of Directors) attached to this Current Report as Exhibit 10.1. The LTIP is also more fully described in the press release attached to the Current Report on Form 8-K filed by the Company on March 30, 2006.

Executive Employment Agreements

On March 28, 2006, the Company entered into new employment agreements (the “Employment Agreements”) with nine executives that will replace two expired agreements and update seven existing agreements. The following executives entered into the Employment Agreements with the Company: Jonathan Coon (Chief Executive Officer), Brian Bethers (President), Robert Hunter (Chief Financial Officer), Kevin McCallum (Senior VP Marketing and Operations), Joe Zeidner (General Counsel and Chief Legal Officer), John Murray (Chief Information Officer), Robert Main (Senior VP Professional Network), Kale Carlile (VP Purchasing and Supply Chain) and Max Neves (VP Human Resources) (collectively, the “Executives”).

The Employment Agreements have an initial five-year term and will be automatically extended for successive additional two-year periods unless terminated by either party upon notice given at least 180 days prior to the expiration of the then current term. Each Executive shall receive the base salary as set forth in the Executive’s respective Employment Agreement, and such base salaries will be subject to annual review and adjustment from time to time by the Company. In addition to his base salary, the Executives are eligible to participate in the Company’s bonus and other incentive compensation plans and programs in effect from time to time for the Company’s executives. Each Executive may earn an annual bonus for each fiscal year the Employment Agreement is in effect, with a target bonus range of up to a certain percentage of his base salary based on the achievement of a combination of personal performance objectives and the Company’s overall financial performance.

Under the terms of the Employment Agreements, the Executives are also eligible to participate in the Company’s long-term incentive plan. As more fully described in Current Report on Form 8-K filed by the Company on March 30, 2006, the Compensation Committee of the Company’s Board of Directors recently approved a long-term incentive plan. Under the terms of the long-term incentive plan, the Executives will receive grants of both time-vesting and performance-vesting shares of the Company’s common stock. The time vesting stock will vest over approximately five years, and the performance vesting stock will vest upon the Company’s achievement of certain performance goals.

The Employment Agreements also provide that each Executive will receive severance payments in the event of termination of his employment by the Company (other than a termination for “cause”) or by the Executive with “good reason.”  These severance payments include continuation of the annual base salary for one year from the date of termination of employment and a pro-rata bonus for the year in which such termination occurred. Mr. Zeidner and Mr. McCallum will also receive similar severance and bonus payments upon a voluntary termination of their employment if the Company does not achieve certain operational milestones and performance goals within a specified time period.

If payments made under the Employment Agreements (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Internal Revenue Code, the Employment Agreements provide that the Company will pay the Executives an additional amount such that the amount retained by each Executive would equal the net amount of payments which would have been received by the Executive absent application of the excise tax.

In the Employment Agreements, each Executive also agrees that during  his employment with the Company and for a period following the termination of his employment (the “Noncompete Period”), he will not engage in any activity that competes with the business of the Company within any geographical areas in which the Company does or plans to do business. The Executives also agree that during the Noncompete Period he will not directly or indirectly induce any of the Company’s employees, representative or agents to terminate their employment or other relationships with the Company.

A copy of each executive’s Employment Agreement is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form Restricted Stock Agreement (for Board of Directors)

10.2	Employment Agreement between the Company and Jonathan Coon effective March 30, 2006

10.3	Employment Agreement between the Company and Brian Bethers effective March 30, 2006

10.4	Employment Agreement between the Company and Robert Hunter effective March 30, 2006

10.5	Employment Agreement between the Company and Kevin McCallum effective March 30, 2006

10.6	Employment Agreement between the Company and Joe Zeidner effective March 30, 2006

10.7	Employment Agreement between the Company and John Murray effective March 30, 2006

10.8	Employment Agreement between the Company and Robert Main effective March 30, 2006

10.9	Employment Agreement between the Company and Kale Carlile effective March 30, 2006

10.10	Employment Agreement between the Company and Max Neves effective March 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC.

Date: March 31, 2006	By:	/s/ Robert G. Hunter
	Name:	Robert G. Hunter
	Title:	Chief Financial Officer